FIRST AMENDMENT TO THE
REVOLVING LINE OF CREDIT AGREEMENT

THIS FIRST AMENDMENT TO THE REVOLVING LINE OF CREDIT AGREEMENT dated as of August 13, 2013 (this “Amendment”) between John Hatsopoulos ( “Lender”) and Tecogen Inc., a corporation organized under the laws of Delaware (“Borrower”).

WHEREAS, Lender and Borrower are parties to that certain Revolving Line of Credit Agreement, dated March 25, 2013 (the “Agreement”), pursuant to which Lender agreed to lend to Borrower funds from time to time;

WHEREAS, the Agreement provides that the aggregate principal amount of funds outstanding under the Agreement at any time shall not exceed $1,000,000;

WHEREAS, Lender and Borrower desire to increase the aggregate principal amount of funds which may be outstanding under the Agreement at any time to $1,500,000; and

WHEREAS, Lender and Borrower wish to amend the Agreement as further provided in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.The aggregate principal amount of funds which may be outstanding under the Agreement at any time is hereby increased to $1,500,000.
2.The following sentence is hereby inserted at the end of Section 2: Interest shall not be compounding and shall not accrue on any unpaid interest.

3.Section 5 of the Agreement is hereby replaced in its entirety to read as follows:

5. REPAYMENT. The entire unpaid principal balance, together with any accrued interest and other unpaid charges or fees hereunder, shall be due and payable on the Maturity Date. All payments shall be made to Lender at such place as Lender designates from time to time. All payments received hereunder shall be applied first to any costs or expenses incurred by Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; second to accrued interest; and third to principal. Borrower may prepay principal at any time without penalty. Borrower may prepay accrued interest, provided that prepayment may not be made prior to January 1, 2014.

4.The form of Promissory Note attached to the Agreement is hereby replaced by the form of Promissory Note attached hereto as Exhibit A.
5.Lender confirms that, as of the date hereof, Borrower is in compliance with all of its obligations under the Agreement.

6.This Amendment shall be effective as of the day and year first above written.  Except as amended hereby, and as so amended, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
7.This Amendment shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws principles thereof.

8.This Amendment may be executed in separate counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized representatives as of the effective day first above written.

LENDER: /s/ John N. Hatsopoulos John N. Hatsopoulos	BORROWER: Tecogen Inc. By:/s/ Bonnie J. Brown Name: Bonnie J. Brown Title: Chief Financial Officer

TECOGEN INC.
PROMISSORY NOTE

U.S. $1,500,000.00    August 13, 2013

FOR VALUE RECEIVED, Tecogen Inc., a corporation organized under the laws of Delaware (“Borrower”), with offices located at 45 First Avenue, Waltham, Massachusetts 02451, agrees to pay to John N. Hatsopoulos (“Lender”), residing at 3 Woodcock Lane, Lincoln, Massachusetts 01773, or order, the principal sum of One Million Five Hundred Thousand U.S. Dollars ($1,500,000), or so much of that sum as may be advanced under that certain Revolving Line of Credit Agreement between Borrower and Lender, dated March 25, 2013, as amended from time to time (the “Credit Agreement”), on March 1, 2014 (the “Maturity Date”), together with interest from the date hereof on the unpaid principal balance at the rate specified below, until repaid in full. Prepayment of principal, together with accrued interest, may be made at any time without penalty, provided that prepayment of interest may not be made prior to January 1, 2014. Interest hereon shall accrue from the date hereof at the Bank Prime Rate as quoted from time to time in the Wall Street Journal plus one and one half percent (1.5%) per annum.

In the event that any amount of principal hereof, or (to the extent permitted by applicable law) any interest hereon or any other amount payable hereunder is not paid in full when due (whether as scheduled, on demand, by acceleration or otherwise), Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on such unpaid amount to Lender, from the date such amount becomes due until the date such amount is paid in full, payable on demand of Lender at a rate per annum equal at all times to 12% per annum (the “Default Rate”). Additionally, and without limiting the foregoing, following the occurrence and during the continuance of any Event of Default (as defined below), at the option of Lender, the interest rate shall be the Default Rate. Such interest on overdue amounts shall be payable on demand. All computations of interest shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by Lender of any applicable rate of interest, and of any change therein, in the absence of manifest error shall be conclusive and binding on the parties hereto.

Payment shall be made in lawful tender of the United States unconditionally in full without set-off, counterclaim or, to the extent permitted by applicable law, other defense, all of which rights of Borrower are hereby expressly waived by Borrower. All payments hereunder shall be made to Lender at Lender’s address set forth above (or to such other place as Lender shall designate in a written notice to Borrower), and, unless Borrower has obtained Lender’s written consent to another form of payment, such payment shall be made by wire transfer of immediately available funds by no later than 12:00 noon (Boston time) on the due date of the payment, in accordance with Lender’s payment instructions.

Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day (as defined below), then such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder. As used herein, “Business Day” means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in Boston, Massachusetts.

Borrower represents and warrants to Lender that:

(i)    Organization and Powers. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own its assets and carry on its business and to execute, deliver and perform its obligations under this Note.

(ii)    Authorization; No Conflict. The execution, delivery and performance by Borrower of this Note have been duly authorized by all necessary corporate action of Borrower and do not and will not (A) contravene the terms of the organizational documents of Borrower; or (B) result in a breach of or constitute a default under any material lease, instrument, contract or other agreement to which Borrower is a party or by which it or its properties may be bound or affected; or (C) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting Borrower.

(iii)    Binding Obligations. This Note constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

(iv)    Consents. No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental authority or agency, or approval or consent of any other person or entity is required for the due execution, delivery or performance by Borrower of this Note.

If any event listed in Section 8 of the Credit Agreement (each an “Event of Default”) shall occur and be continuing, Lender may, by notice to Borrower, declare the entire unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts due hereunder to be forthwith due and payable, whereupon the principal hereof, all such accrued interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, provided that if an event described in paragraph (c) above shall occur, the result which would otherwise occur only upon giving of notice by Lender to Borrower as specified above shall occur automatically, without the giving of any such notice.

Borrower agrees to pay on demand the costs and expenses of Lender, and fees and disbursements of counsel, in connection with any Event of Default, the enforcement or attempted enforcement of, and preservation of any rights or interests under, this Note, and any out-of-court workout or other refinancing or restructuring or any bankruptcy or insolvency case or proceeding.

No single or partial exercise of any power under this Note shall preclude any other or further exercise of such power or exercise of any other power. No delay or omission on the part of Lender in exercising any right under this Note shall operate as a waiver of such right or any other right thereunder.

Any notices or other communications required or permitted under this Note shall be sufficiently given if delivered personally, sent by registered or certified mail, postage prepaid, or sent by Federal Express or similar courier service to the other party at its address first set forth above or at such other address as either party may specify by written notice to the other party. Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; (b) three business days after being sent, if sent by registered or certified mail; or (c) the next business day, if delivered by Federal Express or similar courier service.

This Note shall be binding on Borrower and its successors and assigns, and shall be binding upon and inure to the benefit of Lender, any future holder of this Note and their respective successors and assigns. Borrower may not assign or transfer this Note or any of its obligations hereunder without Lender’s prior written consent.

This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Borrower hereby (a) submits to the non-exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and the Federal courts of the United States sitting in the District of Massachusetts (collectively, the “Massachusetts Courts”), for the purpose of any action or proceeding arising out of or relating to this Note, (b) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the Massachusetts Courts, and any objection on the ground that any such action or proceeding in any Massachusetts Court has been brought in an inconvenient forum, and (c) agrees that (to the extent permitted by applicable law) a final judgment in any such action or proceeding brought in a Massachusetts Court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

IN WITNESS WHEREOF, Borrower signing below by its duly authorized legal representative(s) has executed this Note as of the date first above mentioned.

TECOGEN INC.

By:    /s/ Bonnie J. Brown_______
Name: Bonnie J. Brown
Title:    Chief Financial Officer

{B1612719; 2}